UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2019

CNL HEALTHCARE PROPERTIES II, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-55777	47-4524619
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

450 South Orange Avenue, Orlando, FL	32801
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (407) 650-1000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement

Amendment and Restatement of Advisory Agreement

Effective March 2, 2019, the advisory agreement between the Company, the Operating Partnership and the Company’s external advisor, CHP II Advisors, LLC (the “Advisor”) was amended and restated (the “A&R Advisory Agreement”) for the benefit of the Company’s stockholders to eliminate future acquisition fees and dispositions fees as well as to generally reduce the asset management fee to 0.40 percent per annum of average invested assets (the “AUM Fee”). The AUM Fee is further subject and subordinate to an agreed upon hurdle relating to the total operating expenses (as described in the A&R Advisory Agreement) of the Company, though to the extent any portion of the AUM Fee is not paid as a result of total operating expenses exceeding the prescribed limits, it may nevertheless be recovered by the Advisor if certain Company performance thresholds are subsequently met. Based on the foregoing modifications to the Advisor’s fees, the Board unanimously approved renewing the A&R Advisory Agreement through March 2020.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Amended and Restated Advisory Agreement dated March 2, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CNL Healthcare Properties II, Inc.

Dated: March 6, 2019	By:	/s/ Stephen H. Mauldin
Stephen H. Mauldin
Chief Executive Officer, President and Chairman